EXHIBIT 99.1
Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

SBE, Inc. Reports Second Quarter 2007 Results

SAN RAMON, CA - May 29, 2007 - SBE, Inc. (Nasdaq: SBEI), a provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today reported results for the three and six months ended April 30, 2007.

“During the quarter we completed the sale of our hardware business to One Stop Systems and effected a one-for-five reverse stock split. The sale of our hardware business and the reverse stock spilt allowed us to regain compliance with the requirements for continued listing on Nasdaq.” said Greg Yamamoto, President and Chief Executive Officer of SBE. “Although we sold our hardware business, we continue to sell and license our storage software solutions. We are committed to supporting existing and new customers and will continue our software development efforts,” continued Yamamoto.

Net sales, including our hardware business that we sold on March 30, 2007, for the second quarter ended April 30, 2007 were $369,000, compared with $1.8 million for the second quarter of fiscal 2006. Net sales from continuing operations for the second quarter ended April 30, 2007 were $27,000, compared with none for the second quarter of fiscal 2006. We recorded a $1.3 million gain on the sale of our hardware business in the quarter ended April 30, 2007. Net loss for the second quarter of fiscal 2007 was $105,000, or $0.05 per share, basic and diluted, compared to a net loss for the second quarter of fiscal 2006 of $3.0 million, or $1.50 per share, basic and diluted.

Net sales, including our hardware business that we sold on March 30, 2007, for the six months ended April 30, 2007 were $1.6 million, compared with $3.2 million for the same period in 2006. Net sales from continuing operations for the six months ended April 30, 2007 were $49,000, compared with $10,000 for the comparable six months of fiscal 2006. Net loss was $1.2 million, or $0.56 per share, basic and diluted, for the six months ended April 30, 2007 compared to a net loss of $5.8 million, or $2.88 per share, basic and diluted, for the same period in 2006.

The Company’s cash balance was $1.2 million and $1.1 million at April 30, 2007 and October 31, 2006, respectively, and no long-term debt existed at either date.

On January 19, 2007, the Company entered into a definitive merger agreement with Neonode Inc. Founded in 2001, Neonode is a Swedish developer and pioneer of touchscreen mobile phones. Neonode’s patent pending zForce™ touchscreen technology and Neno™ user interface combine to maximize display area and provide a unique one-hand, onscreen navigation experience. In February 2007, Neonode showcased its new mobile phone, the N2, at the 3GSM World Congress in Barcelona, Spain and expects first shipments to customers in mid-2007.

On May 18, 2007, the Company and Neonode Inc. amended the merger agreement to extend the termination date of the agreement from May 31, 2007 to September 30, 2007 and fixed the exchange ratio at the closing of the merger such that each outstanding share of Neonode common stock will be converted into the right to receive 3.5319 shares of SBE common stock. The Company will also loan Neonode $1.0 million.

It is anticipated that the Company will change its name to “Neonode Inc.” upon consummation of the merger. This transaction requires the approval of the SBE stockholders, and the Company is in the process of preparing a proxy statement for such purpose.

About SBE
SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about consummation of the proposed merger transaction and the proposed asset sale transaction. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of SBE, One Stop and Neonode to comply with the closing conditions necessary in order to consummate the transactions. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

- Tables Follow -

SBE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended April 30, 2007 and 2006
(In thousands, except per share amounts)
(Unaudited)

	Three months ended			Six months ended
	April 30,			April 30,
	2007		2006	2007	2006
Net sales	$27	$	---	$49	$10

Operating expenses
Amortization and impairment of acquired
software and intellectual property	188		1,023	375	2,046
Product research and development	252		498	611	1,069
Sales and marketing	91		326	273	618
General and administrative	724		756	1,186	1,538

Total operating expenses	1,255		2,603	2,445	5,271

Operating loss from continuing operations	(1,228)		(2,603)	(2,396)	(5,261)

Interest income	4		12	4	29
Provision for income taxes	---		---	4	5

Loss from continuing operations	(1,224)		(2,591)	(2,396)	(5,237)

Income (loss) from discontinued operations	1,119		(438)	1,162	(520)

Net loss	$(105)		$(3,029)	$(1,234)	$(5,757)

Basic and diluted loss per share - continuing
operations	$(0.55)		$(1.28)	$(1.08)	$(2.62)
Basic and diluted income (loss) per share -
discontinued operations	0.50		(0.22)	0.52	(0.26)

Basic and diluted loss per share	$(0.05)		$(1.50)	$(0.56)	$(2.88)

Basic and diluted - weighted average
shares used in per share computations	2,233		2,025	2,221	2,002

Note: The net sales and expenses included in this Consolidated Statement of Operations have been adjusted to reflect the sale of the Company’s hardware business to One Stop Systems on March 30, 2007. The losses related to the operations of the hardware business and the $1.3 million gain sale of the hardware business are included in Income (loss) from discontinued operations.

SBE, INC.
CONDENSED BALANCE SHEETS
(In thousands)
	April 30,	October 31,
	2007	2006
Current assets:
Cash and cash equivalents	$1,239	$1,147
Trade accounts receivable, net	102	930
Other	750	177
Current assets from discontinued operations	---	739
Total current assets	2,091	2,993

Property, plant and equipment, net	139	231
Capitalized software costs, net	939	1,314
Other	4	5
Non-current assets from discontinued operations	---	325

Total assets	$3,173	$4,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$91	$557
Accrued payroll and employee benefits	17	105
Deferred revenue	303	432
Other accrued expenses	162	177
Current liabilities from discontinued operations	---	21
Total current liabilities	573	1,292

Other long-term liabilities	61	65
Long-term liabilities from discontinued operations	---	190
Total liabilities	634	1,547

Stockholders' equity:
Common stock	35,638	35,186
Accumulated deficit	(33,099)	(31,865)
Total stockholders' equity	2,539	3,321
Total liabilities and stockholders' equity	$3,173	$4,868

Note: The assets and liabilities included in these Consolidated Balance Sheets have been adjusted to reflect the sale of the Company’s hardware business to One Stop Systems on March 30, 2007.

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